PRESS RELEASE

 AbbVie Reports Full-Year and Fourth-Quarter 2023 Financial Results

•Reports Full-Year Diluted EPS of $2.72 on a GAAP Basis, a Decrease of 59.0 Percent; Adjusted Diluted EPS of $11.11, a Decrease of 19.3 Percent; These Results Include an Unfavorable Impact of $0.42 Per Share Related to 2023 Acquired IPR&D and Milestones Expense

•Delivers Full-Year Net Revenues of $54.318 Billion, a Decrease of 6.4 Percent on a Reported Basis and 5.9 Percent on an Operational Basis

•Full-Year Global Net Revenues from the Immunology Portfolio Were $26.136 Billion, a Decrease of 9.6 Percent on a Reported Basis, or 9.2 Percent on an Operational Basis, Due to Humira Biosimilar Competition; Global Humira Net Revenues Were $14.404 Billion; Global Skyrizi Net Revenues Were $7.763 Billion; Global Rinvoq Net Revenues Were $3.969 Billion

•Full-Year Global Net Revenues from the Oncology Portfolio Were $5.915 Billion, a Decrease of 10.1 Percent on a Reported Basis, or 9.8 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $3.596 Billion; Global Venclexta Net Revenues Were $2.288 Billion

•Full-Year Global Net Revenues from the Neuroscience Portfolio Were $7.717 Billion, an Increase of 18.2 Percent on a Reported Basis, or 18.5 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $2.991 Billion; Global Vraylar Net Revenues Were $2.759 Billion; Combined Global Ubrelvy and Qulipta Net Revenues were $1.223 Billion

•Full-Year Global Net Revenues from the Aesthetics Portfolio Were $5.294 Billion, a Decrease of 0.8 Percent on a Reported Basis, or an Increase of 0.9 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $2.682 Billion; Global Juvederm Net Revenues Were $1.378 Billion

•Reports Fourth-Quarter Diluted EPS of $0.46 on a GAAP Basis, a Decrease of 66.7 Percent; Adjusted Diluted EPS of $2.79, a Decrease of 22.5 Percent; These Results Include an Unfavorable Impact of $0.15 Per Share Related to Fourth-Quarter 2023 Acquired IPR&D and Milestones Expense

•Delivers Fourth-Quarter Net Revenues of $14.301 Billion, a Decrease of 5.4 Percent

•Announced Definitive Transaction Agreements to Acquire ImmunoGen and Cerevel Therapeutics, Strengthening AbbVie’s Oncology and Neuroscience Portfolios with Highly Complementary Assets

•Provides 2024 Adjusted Diluted EPS Guidance Range of $11.05 to $11.25; Includes a $0.32 per Share Dilutive Impact Related to the ImmunoGen and Cerevel Therapeutics Acquisitions, Which Are Anticipated to Close in Mid-2024; Excludes Any Unfavorable Impact Related to Acquired IPR&D and Milestones Expense

•Reaffirms Expectations for High Single-Digit Compound Annual Revenue Growth Rate through 2029; Raises 2027 Combined Sales Outlook for Skyrizi and Rinvoq to More Than $27 Billion; Raises Peak Sales Outlook for Ubrelvy and Qulipta to More Than $3 Billion Combined

NORTH CHICAGO, Ill., February 2, 2024 – AbbVie (NYSE:ABBV) announced financial results for the fourth quarter and full year ended December 31, 2023.

"2023 was another outstanding year, marked by strong operational execution and significant overperformance from our non-Humira growth platform. During the year we meaningfully increased R&D investment and bolstered our pipeline with the proposed ImmunoGen and Cerevel Therapeutics acquisitions," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "2024 is an exciting year for AbbVie, as we are well positioned to fully absorb Humira erosion and achieve modest operational revenue growth, followed by a return to robust growth in 2025 and a high single-digit CAGR through the end of the decade."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.

Fourth-Quarter Results
•Worldwide net revenues were $14.301 billion, a decrease of 5.4 percent.
•Global net revenues from the immunology portfolio were $6.953 billion, a decrease of 12.3 percent, due to Humira biosimilar competition.
◦Global Humira net revenues of $3.304 billion decreased 40.8 percent on a reported basis, or 40.7 percent on an operational basis. U.S. Humira net revenues were $2.740 billion, a decrease of 45.3 percent. Internationally, Humira net revenues were $564 million, a decrease of 1.5 percent on a reported basis, or 1.0 percent on an operational basis.
◦Global Skyrizi net revenues were $2.394 billion, an increase of 51.9 percent on a reported basis, or 51.6 percent on an operational basis.
◦Global Rinvoq net revenues were $1.255 billion, an increase of 62.9 percent on a reported basis, or 62.8 percent on an operational basis.
•Global net revenues from the oncology portfolio were $1.509 billion, a decrease of 7.4 percent on a reported basis, or 7.6 percent on an operational basis.
◦Global Imbruvica net revenues were $903 million, a decrease of 19.0 percent, with U.S. net revenues of $683 million and international profit sharing of $220 million.
◦Global Venclexta net revenues were $589 million, an increase of 14.3 percent on a reported basis, or 13.7 percent on an operational basis.
•Global net revenues from the neuroscience portfolio were $2.094 billion, an increase of 22.6 percent on a reported basis, or 22.4 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $776 million, an increase of 6.6 percent on a reported basis, or 6.7 percent on an operational basis.
◦Global Vraylar net revenues were $789 million, an increase of 39.8 percent.
◦Global Ubrelvy net revenues were $234 million, an increase of 18.9 percent.
◦Global Qulipta net revenues were $114 million.
•Global net revenues from the aesthetics portfolio were $1.371 billion, an increase of 6.4 percent on a reported basis, or 6.9 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $718 million, an increase of 11.8 percent on a reported basis, or 12.3 percent on an operational basis.
◦Global Juvederm net revenues were $334 million, an increase of 3.4 percent on a reported basis, or 3.8 percent on an operational basis.
•On a GAAP basis, the gross margin ratio in the fourth quarter was 60.1 percent. The adjusted gross margin ratio was 83.9 percent.
•On a GAAP basis, selling, general and administrative (SG&A) expense was 22.3 percent of net revenues. The adjusted SG&A expense was 24.7 percent of net revenues.
•On a GAAP basis, research and development (R&D) expense was 13.5 percent of net revenues. The adjusted R&D expense was 13.4 percent of net revenues, reflecting funding actions supporting all stages of our pipeline.
•Acquired IPR&D and milestones expense was 2.0 percent of net revenues.
•On a GAAP basis, the operating margin in the fourth quarter was 22.3 percent. The adjusted operating margin was 43.8 percent.
•On a GAAP basis, net interest expense was $378 million. The adjusted net interest expense was $363 million.
•On a GAAP basis, the tax rate in the quarter was 32.1 percent. The adjusted tax rate was 17.2 percent.
•Diluted EPS in the fourth quarter was $0.46 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.79. These results include an unfavorable impact of $0.15 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie and ImmunoGen announced a definitive agreement under which AbbVie will acquire ImmunoGen, and its flagship cancer therapy Elahere (mirvetuximab soravtansine-gynx), a first-in-class antibody-drug conjugate (ADC) approved for platinum-resistant ovarian cancer (PROC). The acquisition accelerates AbbVie's entry into the solid tumor space and enhances AbbVie’s oncology pipeline through the addition of multiple promising next-generation ADCs. The transaction values ImmunoGen at a total equity value of approximately $10.1 billion. Additional information on the transaction can be found at investors.abbvie.com.

•AbbVie and Cerevel Therapeutics announced a definitive agreement under which AbbVie will acquire Cerevel Therapeutics and its robust neuroscience pipeline of multiple clinical-stage and preclinical candidates with potential across several diseases including schizophrenia, Parkinson's disease (PD) and mood disorders. The acquisition complements AbbVie's neuroscience portfolio, adding a wide range of potentially best-in-class assets that may transform standards of care across psychiatric and neurological disorders. The transaction values Cerevel Therapeutics at a total equity value of approximately $8.7 billion. Additional information on the transaction can be found at investors.abbvie.com.

•AbbVie announced lutikizumab showed positive results in a Phase 2 trial in adults with moderate to severe hidradenitis suppurativa (HS) who had previously failed anti-TNF therapy. In the study, patients who received lutikizumab 300 mg weekly or 300 mg every other week showed higher response rates in the primary endpoint of achieving HS clinical response (HiSCR 50) and the secondary endpoint of skin pain (NRS30) at week 16, than those treated with placebo. Based on these data, AbbVie will advance its clinical program of lutikizumab in HS to Phase 3.

•AbbVie announced positive topline results from the Phase 2 LUMINOSITY trial evaluating telisotuzumab-vedotin (Teliso-V) in patients with c-Met protein overexpression, epidermal growth factor receptor (EGFR) wild type, advanced/metastatic nonsquamous non-small cell lung cancer (NSCLC). The results demonstrated a compelling overall response rate (ORR) per independent central review of 35 percent and 23 percent across c-Met High and c-Met Intermediate patients, respectively. Data from the study will be presented at a future medical meeting and AbbVie will discuss with global health authorities the potential to support an accelerated approval.

•AbbVie announced new data for Epkinly (epcoritamab) which showed strong, durable treatment response for patients with difficult-to-treat relapsed/refractory (r/r) follicular lymphoma (FL). Data from the Phase 1/2 EPCORE NHL-1 study showed patients treated with Epkinly experienced 82% ORR including 63% complete response (CR) rate. Additionally, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation (BTD) to Epkinly and the European Medicines Agency (EMA) validated a Type II application for Tepkinly (epcoritamab) for the treatment of adult patients with r/r FL after two or more therapies. Epkinly/Tepkinly is being co-developed by AbbVie and Genmab.

•AbbVie and Umoja Biopharma, an early clinical-stage biotechnology company, announced two exclusive option and license agreements to develop multiple in-situ generated CAR-T cell therapy candidates in oncology using Umoja's proprietary VivoVec platform. The first agreement provides AbbVie an exclusive option to license Umoja's CD19 directed in-situ generated CAR-T cell therapy candidates including UB-VV111, Umoja's lead clinical program for hematologic malignancies. Under the terms of the second agreement, AbbVie and Umoja will develop up to four additional in-situ generated CAR-T cell therapy candidates for discovery targets selected by AbbVie.

•AbbVie announced the launch of Produodopa (foslevodopa/foscarbidopa) in the European Union (EU) for the treatment of advanced PD. Produodopa is the first-and-only subcutaneous 24-hour infusion of levodopa-based therapy for the treatment of severe motor fluctuations in people living with advanced PD whose symptoms are inadequately controlled by other therapies. In clinical trials, Produodopa demonstrated sustained improvements in "Off" time (when symptoms return between medication doses), "On" time (when symptoms are controlled) without dyskinesia (involuntary movement), and morning akinesia ("Off" time upon waking).

Recent Events (Continued)

•AbbVie announced The Lancet published detailed clinical trial results evaluating the efficacy, safety and tolerability of Ubrelvy (ubrogepant) 100 mg for the acute treatment of migraine when administered during the prodrome (i.e., 1-6 hours before the predicted onset of headache pain) of a migraine attack. The Phase 3 study, PRODROME, showed that Ubrelvy given during the prodrome significantly reduced the likelihood of development of moderate or severe headache and reduced functional disability compared to placebo within 24 hours post-dose. Ubrelvy is the first and only acute treatment for migraine that has demonstrated data in the prodrome phase in a Phase 3, double-blind, placebo-controlled trial.

•AbbVie and BigHat Biosciences announced a research collaboration to leverage artificial intelligence and machine learning to discover next-generation therapeutic antibodies. Working closely with AbbVie, BigHat will utilize its Milliner platform, a suite of machine learning technologies integrated with a high-speed wet lab, to guide the design and selection for high quality antibodies for multiple therapeutic targets.

Full-Year 2024 Outlook
AbbVie is issuing its adjusted diluted EPS guidance for the full-year 2024 of $11.05 to $11.25. This guidance includes a $0.32 per share dilutive impact related to the proposed ImmunoGen and Cerevel Therapeutics acquisitions, which are anticipated to close in the middle of 2024. The company's 2024 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred during 2024, as both cannot be reliably forecasted.
Long-Term Outlook
AbbVie is reaffirming its expectations for a high single-digit compound annual revenue growth rate through 2029. This guidance assumes 2024 as the base year in the compound annual growth rate calculation.
AbbVie is raising its long-term outlook for Skyrizi and Rinvoq revenues. The company now expects combined Skyrizi and Rinvoq 2027 revenues of more than $27 billion, an increase of approximately $6 billion compared to previous guidance for combined revenues of more than $21 billion in 2027.
AbbVie is also raising its long-term outlook for Ubrelvy and Qulipta revenues. The company now expects peak combined Ubrelvy and Qulipta revenues of more than $3 billion, an increase of approximately $1 billion compared to previous guidance for peak revenues of more than $1 billion for each asset.
Additional detail regarding AbbVie's long-term outlook can be found in the presentation at investors.abbvie.com.
About AbbVie
AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience and eye care - and products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on X (formerly Twitter), Facebook, Instagram, YouTube or LinkedIn.
Conference Call
AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our fourth-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.
Non-GAAP Financial Results
Financial results for 2023 and 2022 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the proposed acquisitions of ImmunoGen and Cerevel Therapeutics, including the possibility that either or both of such acquisitions may not be consummated on the anticipated timeframe or at all, risks related to the ability to realize the anticipated benefits of the proposed acquisitions on the anticipated timeframe or at all, risks that the costs to consummate either or both acquisitions or to obtain the anticipated benefits of the proposed acquisitions could be greater than expected, the risk that an event occurs that could give rise to the right of AbbVie, on the one hand, or ImmunoGen or Cerevel Therapeutics, on the other hand, to terminate the acquisition agreements for such transactions, the risk that the businesses will not be integrated successfully, disruption from the proposed acquisitions making it more difficult to maintain business and operational relationships, the diversion of management’s attention from ongoing business operations and opportunities, negative effects of the consummation of the proposed acquisitions on business or employee relationships or the market price of the Company’s common stock and/or operating results, significant transaction costs, the assumption of unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed acquisitions or ImmunoGen’s or Cerevel Therapeutics's business, risks related to the financing of the proposed acquisitions, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s, ImmunoGen’s and Cerevel Therapeutics's operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information; Item 1A, “Risk Factors,” of ImmunoGen’s 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that ImmunoGen subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information; and Item 1A, “Risk Factors,” of Cerevel Therapeutics's 2022 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that Cerevel Therapeutics subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gabby Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended December 31, 2023
(Unaudited)

				% Change vs. 4Q22
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$11,110	$3,191	$14,301	(8.9)%	8.9%	(5.4)%	9.0%	(5.4)%

Immunology	5,774	1,179	6,953	(17.2)	24.3	(12.3)	24.0	(12.3)
Humira	2,740	564	3,304	(45.3)	(1.5)	(40.8)	(1.0)	(40.7)
Skyrizi	2,105	289	2,394	50.0	67.5	51.9	64.4	51.6
Rinvoq	929	326	1,255	63.9	60.2	62.9	59.8	62.8

Oncology	971	538	1,509	(12.3)	2.9	(7.4)	2.3	(7.6)
Imbruvica[b]	683	220	903	(18.6)	(20.0)	(19.0)	(20.0)	(19.0)
Venclexta	276	313	589	3.1	26.4	14.3	25.1	13.7
Epkinly[c]	12	5	17	n/m	n/m	n/m	n/m	n/m

Aesthetics	884	487	1,371	5.7	7.6	6.4	9.0	6.9
Botox Cosmetic	453	265	718	7.3	20.6	11.8	22.0	12.3
Juvederm Collection	156	178	334	20.5	(8.0)	3.4	(7.3)	3.8
Other Aesthetics	275	44	319	(3.3)	12.6	(1.5)	16.9	(1.0)

Neuroscience	1,861	233	2,094	23.7	14.7	22.6	13.0	22.4
Botox Therapeutic	649	127	776	5.7	11.5	6.6	11.9	6.7
Vraylar	788	1	789	39.6	>100.0	39.8	>100.0	39.8
Duodopa	23	92	115	3.8	9.0	7.9	4.2	4.1
Ubrelvy	229	5	234	16.9	>100.0	18.9	>100.0	18.9
Qulipta	113	1	114	>100.0	>100.0	>100.0	>100.0	>100.0
Other Neuroscience	59	7	66	4.2	61.7	8.5	62.5	8.6

Eye Care	314	271	585	(6.9)	7.2	(0.9)	6.7	(1.1)
Ozurdex	36	82	118	3.0	17.0	12.3	15.4	11.3
Lumigan/Ganfort	31	61	92	(44.1)	(9.9)	(25.5)	(11.9)	(26.6)
Alphagan/Combigan	31	35	66	(26.8)	7.2	(11.7)	9.8	(10.5)
Restasis	117	11	128	13.5	44.7	15.6	51.4	16.1
Other Eye Care	99	82	181	(2.5)	9.7	2.6	9.3	2.4

Other Key Products	778	190	968	(1.5)	(2.3)	(1.7)	(1.0)	(1.4)
Mavyret	128	181	309	(33.5)	(3.0)	(18.5)	(1.5)	(17.8)
Creon	376	—	376	11.5	n/a	11.5	n/a	11.5
Linzess/Constella	274	9	283	5.4	14.1	5.6	10.9	5.5
a    "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b    Reflects profit sharing for Imbruvica international revenues.
c     Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Key Product Revenues
Twelve Months Ended December 31, 2023
(Unaudited)

				% Change vs. 12M22
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$41,883	$12,435	$54,318	(8.4)%	0.8%	(6.4)%	3.4%	(5.9)%

Immunology	21,737	4,399	26,136	(12.7)	9.2	(9.6)	11.8	(9.2)
Humira	12,160	2,244	14,404	(34.7)	(14.3)	(32.2)	(11.8)	(31.9)
Skyrizi	6,753	1,010	7,763	50.6	48.3	50.3	50.3	50.6
Rinvoq	2,824	1,145	3,969	57.4	57.3	57.4	60.7	58.4

Oncology	3,778	2,137	5,915	(14.8)	(0.3)	(10.1)	0.7	(9.8)
Imbruvica[b]	2,665	931	3,596	(22.2)	(18.5)	(21.3)	(18.5)	(21.3)
Venclexta	1,087	1,201	2,288	7.8	20.1	13.9	22.3	15.0
Epkinly[c]	26	5	31	n/m	n/m	n/m	n/m	n/m

Aesthetics	3,249	2,045	5,294	(2.3)	1.7	(0.8)	6.1	0.9
Botox Cosmetic	1,670	1,012	2,682	1.0	5.3	2.6	9.7	4.2
Juvederm Collection	519	859	1,378	(5.4)	(2.4)	(3.6)	1.9	(0.9)
Other Aesthetics	1,060	174	1,234	(5.6)	3.3	(4.4)	8.1	(3.8)

Neuroscience	6,790	927	7,717	19.5	9.5	18.2	11.9	18.5
Botox Therapeutic	2,476	515	2,991	9.8	11.1	10.0	15.5	10.8
Vraylar	2,755	4	2,759	35.2	>100.0	35.4	>100.0	35.4
Duodopa	97	371	468	3.0	2.1	2.3	1.8	2.1
Ubrelvy	803	12	815	18.2	>100.0	19.9	>100.0	19.9
Qulipta	405	3	408	>100.0	>100.0	>100.0	>100.0	>100.0
Other Neuroscience	254	22	276	(44.4)	20.2	(41.9)	24.4	(41.7)

Eye Care	1,252	1,163	2,415	(21.8)	5.9	(10.6)	8.5	(9.5)
Ozurdex	143	329	472	2.7	14.0	10.3	15.9	11.6
Lumigan/Ganfort	173	259	432	(28.4)	(4.8)	(15.9)	(3.6)	(15.3)
Alphagan/Combigan	121	151	272	(40.1)	4.9	(21.4)	10.4	(19.1)
Restasis	382	54	436	(38.5)	19.3	(34.6)	25.3	(34.2)
Other Eye Care	433	370	803	9.0	6.1	7.6	8.7	8.8

Other Key Products	3,000	806	3,806	(1.2)	(1.4)	(1.2)	1.4	(0.6)
Mavyret	659	771	1,430	(12.7)	(1.9)	(7.2)	1.0	(5.7)
Creon	1,268	—	1,268	(0.8)	n/a	(0.8)	n/a	(0.8)
Linzess/Constella	1,073	35	1,108	7.1	8.8	7.1	9.7	7.1
a    "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b    Reflects profit sharing for Imbruvica international revenues.
c     Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	Fourth Quarter Ended December 31		Twelve Months Ended December 31
	2023	2022	2023	2022
Net revenues	$14,301	$15,121	$54,318	$58,054
Cost of products sold	5,704	4,170	20,415	17,414
Selling, general and administrative	3,193	3,417	12,872	15,260
Research and development	1,927	1,790	7,675	6,510
Acquired IPR&D and milestones	282	243	778	697
Other operating expense (income), net	—	(1)	(179)	56
Total operating costs and expenses	11,106	9,619	41,561	39,937

Operating earnings	3,195	5,502	12,757	18,117

Interest expense, net	378	476	1,684	2,044
Net foreign exchange loss	49	40	146	148
Other expense, net	1,556	2,021	4,677	2,448
Earnings before income tax expense	1,212	2,965	6,250	13,477
Income tax expense	388	493	1,377	1,632
Net earnings	824	2,472	4,873	11,845
Net earnings (loss) attributable to noncontrolling interest	2	(1)	10	9
Net earnings attributable to AbbVie Inc.	$822	$2,473	$4,863	$11,836

Diluted earnings per share attributable to AbbVie Inc.	$0.46	$1.38	$2.72	$6.63

Adjusted diluted earnings per share[a]	$2.79	$3.60	$11.11	$13.77

Weighted-average diluted shares outstanding	1,772	1,778	1,773	1,778

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details. Weighted-average diluted shares outstanding includes the effect of dilutive securities.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.    Specified items impacted results as follows:

	Quarter Ended December 31, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,212	$822	$0.46
Adjusted for specified items:
Intangible asset amortization	1,889	1,584	0.89
Intangible asset impairment	1,405	1,166	0.66
Acquisition and integration costs	123	107	0.06
Change in fair value of contingent consideration	1,696	1,655	0.93
Litigation matters	(491)	(386)	(0.22)
Other	156	11	0.01
As adjusted (non-GAAP)	$5,990	$4,959	$2.79
 a Represents net earnings attributable to AbbVie Inc.
Intangible asset impairment primarily reflects a partial impairment charge related to the CoolSculpting intangible asset triggered by a strategic decision to reduce ongoing sales and marketing investment for the product. Litigation matters primarily includes income related to a favorable settlement of a litigation matter.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended December 31, 2023 included acquired IPR&D and milestones expense of $282 million on a pre-tax and $264 million after-tax basis, representing an unfavorable impact of $0.15 to both diluted EPS and adjusted diluted EPS.
2.    The impact of the specified items by line item was as follows:

	Quarter Ended December 31, 2023
(in millions)	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$5,704	$3,193	$1,927	$378	$1,556
Adjusted for specified items:
Intangible asset amortization	(1,889)	—	—	—	—
Intangible asset impairment	(1,405)	—	—	—	—
Acquisition and integration costs	(24)	(78)	(6)	(15)	—
Change in fair value of contingent consideration	—	—	—	—	(1,696)
Litigation matters	—	491	—	—	—
Other	(89)	(66)	1	—	(2)
As adjusted (non-GAAP)	$2,297	$3,540	$1,922	$363	$(142)
3.    The adjusted tax rate for the fourth quarter of 2023 was 17.2 percent, as detailed below:

	Quarter Ended December 31, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,212	$388	32.1%
Specified items	4,778	641	13.4%
As adjusted (non-GAAP)	$5,990	$1,029	17.2%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.    Specified items impacted results as follows:

	Quarter Ended December 31, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$2,965	$2,473	$1.38
Adjusted for specified items:
Intangible asset amortization	1,961	1,636	0.92
Acquisition and integration costs	215	199	0.11
Change in fair value of contingent consideration	2,114	2,113	1.19
Income tax items	—	(143)	(0.08)
Other	157	144	0.08
As adjusted (non-GAAP)	$7,412	$6,422	$3.60
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily include costs related to the Allergan acquisition. Income tax items include a benefit of $323 million related to tax law changes partially offset by certain other tax related items. Other primarily includes restructuring charges associated with streamlining global operations.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended December 31, 2022 included acquired IPR&D and milestones expense of $243 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.13 to both diluted EPS and adjusted diluted EPS.
2.    The impact of the specified items by line item was as follows:

	Quarter Ended December 31, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Other expense, net
As reported (GAAP)	$4,170	$3,417	$1,790	$(1)	$2,021
Adjusted for specified items:
Intangible asset amortization	(1,961)	—	—	—	—
Acquisition and integration costs	1	(205)	(11)	—	—
Change in fair value of contingent consideration	—	—	—	—	(2,114)
Other	(99)	(62)	(38)	1	41
As adjusted (non-GAAP)	$2,111	$3,150	$1,741	$—	$(52)
3.    The adjusted tax rate for the fourth quarter of 2022 was 13.4 percent, as detailed below:

	Quarter Ended December 31, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$2,965	$493	16.6%
Specified items	4,447	498	11.2%
As adjusted (non-GAAP)	$7,412	$991	13.4%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.    Specified items impacted results as follows:

	Twelve Months Ended December 31, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$6,250	$4,863	$2.72
Adjusted for specified items:
Intangible asset amortization	7,946	6,685	3.76
Intangible asset impairment	4,229	3,455	1.96
Acquisition and integration costs	161	122	0.07
Change in fair value of contingent consideration	5,128	5,003	2.81
Litigation matters	(485)	(381)	(0.22)
Other	225	22	0.01
As adjusted (non-GAAP)	$23,454	$19,769	$11.11
 a Represents net earnings attributable to AbbVie Inc.
Intangible asset impairment primarily reflects partial impairment charges related to the U.S. Imbruvica and CoolSculpting intangible assets. The Imbruvica impairment charge of $2.1 billion was triggered by selection of Imbruvica for price negotiation as part of the IRA of 2022 and the CoolSculpting impairment charge of $1.0 billion was triggered by a strategic decision to reduce ongoing sales and marketing investment for the product. Acquisition and integration costs primarily include costs related to the Allergan acquisition, including a one-time gain of $169 million related to the termination of a development liability associated with a previously divested product. Litigation matters primarily includes income related to a favorable settlement of a litigation matter.
Reported GAAP earnings and adjusted non-GAAP earnings for the twelve months ended December 31, 2023 included acquired IPR&D and milestones expense of $778 million on a pre-tax and $741 million on an after-tax basis, representing an unfavorable impact of $0.42 to both diluted EPS and adjusted diluted EPS.
2.    The impact of the specified items by line item was as follows:

	Twelve Months Ended December 31, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Interest expense, net	Other expense, net
As reported (GAAP)	$20,415	$12,872	$7,675	$(179)	$1,684	$4,677
Adjusted for specified items:
Intangible asset amortization	(7,946)	—	—	—	—	—
Intangible asset impairment	(3,599)	—	(630)	—	—	—
Acquisition and integration costs	(90)	(212)	(13)	169	(15)	—
Change in fair value of contingent consideration	—	—	—	—	—	(5,128)
Litigation matters	—	485	—	—	—	—
Other	(134)	(73)	(3)	10	—	(25)
As adjusted (non-GAAP)	$8,646	$13,072	$7,029	$—	$1,669	$(476)
3.    The adjusted tax rate for the full-year 2023 was 15.7 percent, as detailed below:

	Twelve Months Ended December 31, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$6,250	$1,377	22.0%
Specified items	17,204	2,298	13.4%
As adjusted (non-GAAP)	$23,454	$3,675	15.7%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1.    Specified items impacted results as follows:

	Twelve Months Ended December 31, 2022
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$13,477	$11,836	$6.63
Adjusted for specified items:
Intangible asset amortization	7,689	6,430	3.61
Intangible asset impairment	770	604	0.34
Acquisition and integration costs	810	766	0.43
Change in fair value of contingent consideration	2,761	2,770	1.55
Pylera divestiture	(172)	(126)	(0.07)
Litigation matters	2,506	2,028	1.13
Income tax items	—	(26)	(0.02)
Other	429	315	0.17
As adjusted (non-GAAP)	$28,270	$24,597	$13.77
 a Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily include costs related to the Allergan acquisition. Litigation matters primarily include a charge related to a settlement of litigation involving Allergan's past sales of opioid products. Income tax items include a benefit of $323 million related to tax law changes partially offset by certain other tax related items. Other primarily includes restructuring charges associated with streamlining global operations.
Reported GAAP earnings and adjusted non-GAAP earnings for the twelve months ended December 31, 2022 included acquired IPR&D and milestones expense of $697 million on a pre-tax and $682 million after-tax basis, representing an unfavorable impact of $0.39 to both diluted EPS and adjusted diluted EPS.
2.    The impact of the specified items by line item was as follows:

	Twelve Months Ended December 31, 2022
(in millions)	Cost of products sold	SG&A	R&D	Other operating expense (income), net	Other expense, net
As reported (GAAP)	$17,414	$15,260	$6,510	$56	$2,448
Adjusted for specified items:
Intangible asset amortization	(7,689)	—	—	—	—
Intangible asset impairment	(770)	—	—	—	—
Acquisition and integration costs	(83)	(468)	(30)	(229)	—
Change in fair value of contingent consideration	—	—	—	—	(2,761)
Pylera divestiture	—	—	—	172	—
Litigation matters	—	(2,506)	—	—	—
Other	(259)	(160)	(45)	1	34
As adjusted (non-GAAP)	$8,613	$12,126	$6,435	$—	$(279)
3.    The adjusted tax rate for the full-year 2022 was 13.0 percent, as detailed below:

	Twelve Months Ended December 31, 2022
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$13,477	$1,632	12.1%
Specified items	14,793	2,032	13.7%
As adjusted (non-GAAP)	$28,270	$3,664	13.0%